UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☒  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12
Peerless Systems Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PEERLESS LETTERHEAD

May 31, 2007

VOTE THE BLUE PROXY CARD TODAY

Dear Shareholder:

The Peerless 2007 Annual Meeting of Stockholders is less than two weeks away, to be held on June 11, 2007. We urge you to vote FOR your experienced Board of Directors. As your President and Chief Executive Officer, I am standing for election - alongside the rest of the Peerless Board of highly qualified and experienced independent individuals, Robert G. Barrett, William B. Patton, Jr. and Louis Cole. Without your support it will be impossible for these directors to continue the work we’ve undertaken these last few months.

Building on our implementation of cost reduction initiatives, designed to better match our Company’s resources with the current level of contract activity, the Board and management team are committed to delivering enhanced stockholder value and have already put a solid plan in place to achieve that goal. I urge you to support your Company’s current Board of Directors by voting the BLUE PROXY CARD TODAY.

DON’T GIVE UP CONTROL OF YOUR COMPANY

As you may know, Pembridge Value Opportunity Fund LP and Whitehall Capital Investors IV, two dissident hedge funds who recently became investors in Peerless and whose interests we believe may not be fully aligned with the rest of our stockholders, have launched an expensive proxy contest in an attempt to elect three of their own nominees to Peerless’ Board of Directors, an action that would give them effective control of both the Board and of Peerless.

We urge you to take action in supporting our annually elected Directors by signing, dating and returning the enclosed BLUE PROXY CARD TODAY.

We urge you NOT to return any proxy card sent by the dissidents, even as a protest vote. Please remember only your latest dated card will count at the annual meeting.

YOUR BOARD AND MANAGEMENT TEAM HAVE A PROVEN RECORD OF
TAKING DECISIVE ACTIONS TO DRIVE VALUE CREATION

Peerless’ Board and management team have conducted a thorough and comprehensive review of our business and operations and taken decisive actions to improve the business and stockholder value, including:

•	Streamlining our business and improving operational efficiencies;

•	Re-evaluating, refocusing and rationalizing our research and development programs;

•	Terminating several programs that we concluded would not deliver an adequate return on investment;

•	Focusing additional resources on the most promising programs for positive returns on investment;

•	Successfully executing definitive agreements pursuant to our long-term development agreement with Kyocera Mita Corporation; and

•	Appointing William B. Patton, a seasoned technology and business executive, to our board of four directors.

As a result of these and other actions, your current Board and management team believe they have laid the groundwork to improve the financial and operational performance of Peerless and ensure Peerless' increased competitiveness. But we cannot continue our work if Pembridge’s nominees are elected. We urge you not to return any proxy card sent by the dissidents.

YOUR BOARD AND MANAGEMENT TEAM HAVE CONDUCTED A RIGOROUS
REVIEW OF VALUE CREATION ALTERNATIVES

In recent months, Peerless’ management has conducted a rigorous review of potential strategic acquisition, partnership and joint venture candidates. The Board and management, who are experts in the industry in which Peerless operates, have contacted candidates that appeared most promising and have engaged in preliminary discussions. Our Board and management continue to evaluate those strategic alternatives which they believe will best maximize shareholder value.

When we requested that Pembridge execute a non-disclosure agreement so that we might provide them with important information regarding our industry, strategy and opportunities, we were met with an outright refusal. Without a complete understanding of your Company, how can Pembridge’s nominees know that our strategic plan should be abandoned? We urge you to shun the slash-and-burn tactics of share buybacks, special dividends and other such actions recommended by Pembridge, which we believe could effectively leave your Company without adequate cash to fully implement the recently established strategic initiatives aimed at building shareholder value for ALL Peerless shareholders.

CUSTOMERS REMAIN ENTHUSIASTIC ABOUT PEERLESS’ TECHNOLOGY AND SERVICES

The digital imaging industry is dynamic and the requirements of our customers are ever-changing. As such, sustaining strong and productive relationships with the Company’s OEM customers is vital. Your Board and management are in the process of preserving and extending these relationships by organizing our engineering infrastructure specifically to address intellectual property and embedded contracts. Meanwhile, your Board and management are actively exploring new ways to service our customers by offering new services in ancillary sectors of the imaging industry.

PEMBRIDGE’S PROPOSALS ARE SHORT SIGHTED AND RISK STARVING PEERLESS OF CAPITAL

The uncertainty created by a change in control of the Board and the subsequent actions of the three dissident directors could jeopardize our efforts to restructure the business and pursue opportunities to create shareholder value. Indeed, we believe that the proposals made by the dissidents to ‘maximize’ shareholder value will do exactly the opposite. We believe that Pembridge’s plans are short sighted and ill thought-through. Even in the proxy materials Pembridge filed with the SEC, they state that they have no exact plan in mind. The significant share repurchase or large special dividend that Pembridge has demanded would rob the Company of the resources it requires to invest in the business and attract acquisitions, joint venture partners and customers. Peerless needs to retain capital to fund research and development in our core business and pursue growth opportunities. Despite this, Pembridge advocates financial engineering for short term gain, at the risk of permanently damaging the Company’s ability to prosper and reward its long-term shareholders. Can we expect anything less from an investor whose ownership of Peerless is measured in weeks, not years?

DON’T LET PEMBRIDGE TAKE CONTROL OF PEERLESS WITHOUT PAYING

If they succeed in forcing their three nominees onto the Peerless Board of Directors, Pembridge will have gained a stranglehold over the decision making process of the Board and therefore will have assumed control of the Company. Pembridge would have its own hand-picked nominees in control of the Board. We think that there is a real risk that instead of acting in the best interests of all shareholders, the Pembridge nominees would act in the best interests of one group of recent shareholders - the members of The Peerless Full Value Committee. Pembridge is actively seeking to bring about a change in control of your Company without paying the customary premium to Peerless’ rightful owners — its shareholders. The only way to stop this from happening is to sign, date and return the BLUE PROXY CARD in support of the Peerless Board of highly qualified and experienced individuals.

PEERLESS HAS TRIED TO END THIS EXPENSIVE HOSTILE PROXY CONTEST

We have spoken with Pembridge on several occasions and tried to reach a compromise so that we could get on with executing our plan and delivering value for all shareholders. We offered Pembridge a seat on our Board and the addition of two new independent, qualified Directors on customary, reasonable terms, such as certain restrictions. This would expand our Board of Directors to seven and would be a further example of Peerless’ proud track record of taking action to ensure good corporate governance. We are still negotiating with Pembridge and are hopeful that we can reach a settlement, put the distraction of this expensive dispute behind us and get back to work on delivering the value that all shareholders deserve.

PEMBRIDGE’S INTERESTS MAY NOT BE ALIGNED WITH OTHER PEERLESS STOCKHOLDERS

We believe that Pembridge’s nominees do not have the same interests as our other stockholders. Pembridge is primarily interested in obtaining board seats rather than improving the business and stockholder value. We feel strongly that the dissident group is not aligned with your interests. Further, we believe their presence on the Board of Directors could interrupt the implementation of our strategic plan and negatively impact stockholder value.

YOUR BOARD AND MANAGEMENT TEAM WILL CONTINUE TO DO WHAT IS IN
THE BEST INTEREST OF ALL PEERLESS STOCKHOLDERS

Your Board and management team will continue to seek opportunities to enhance the value of Peerless. We are encouraged by the progress in our core businesses and the results we have achieved through our ongoing focus on strategic positioning and cost optimization. Our restructuring actions are focused on driving value, and we will continue to do what is in the best interest of all Peerless stockholders.

VOTE NOW AND PROTECT THE VALUE OF YOUR INVESTMENT BY VOTING AGAINST THE DISSIDENT SLATE

The future of your investment in Peerless is at stake. The current Board and management team are committed to the pursuit of enhanced stockholder value and have already put in place a plan to achieve that goal. We believe Pembridge’s interests are not aligned with our other stockholders, and we urge you to take action in supporting our highly qualified nominees by voting the enclosed BLUE PROXY CARD TODAY

On behalf of your Board of Directors, thank you for your continued support,

Richard L. Roll
President and Chief Executive Officer

After voting the enclosed BLUE Proxy Card do not sign or return any proxy card sent to you by the dissident group, even as a protest vote. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue

Information About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

Statements made by us in this letter that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Statements that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, the statement that our financial and operational performance will improve and we will have increased competitiveness. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements, including, without limitation, the risk that we will not be successful in implementing our restructuring plan and strategy; the possibility that we may not realize operational efficiencies or be successful in our research or development efforts; or the risk that we may not be successful in identifying, negotiating, closing or integrating any acquisition, joint venture or strategic relationship.

The above risks, and others, are described in further detail in our reports filed with the Securities and Exchange Commission, including, but not limited to, those described under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed on April 13, 2007.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.